[LOGO]

                              INCREASED CASH OFFER
                                      FOR

                              THE ENERGY GROUP PLC

                                     [LOGO]

                              INCREASED CASH OFFER
                                      FOR
                              THE ENERGY GROUP PLC

                        820 PENCE PER ENERGY GROUP SHARE
                          L32.80 PER ENERGY GROUP ADS

- THE INCREASED OFFER REPRESENTS A PREMIUM OF APPROXIMATELY:

    - 7 PER CENT. TO PACIFICORP'S RECOMMENDED CASH OFFER OF 765 PENCE ANNOUNCED ON 3 FEBRUARY 1998;

    - 46 PER CENT. TO THE CLOSING PRICE OF 561.5 PENCE PER ENERGY GROUP SHARE ON 9 JUNE 1997 (THE DAY BEFORE THE ANNOUNCEMENT BY THE ENERGY GROUP THAT IT WAS INVOLVED IN TALKS WITH PACIFICORP IN RELATION TO THE PREVIOUS OFFER); AND

    - 20 PER CENT. TO THE CLOSING PRICE OF 685.5 PENCE PER ENERGY GROUP SHARE ON 23 JANUARY 1998 (THE LAST BUSINESS DAY PRIOR TO THE COMMENCEMENT OF THE OFFER PERIOD).

- THE INCREASED OFFER IS NOT SUBJECT TO ANY SPECIFIC REGULATORY APPROVALS, UNLIKE THE OFFER FROM TEXAS.

YOU ARE URGED TO ACCEPT THE INCREASED OFFER AS SOON AS POSSIBLE. TO DO SO, RETURN THE REVISED ACCEPTANCE FORM BY 7 APRIL 1998.

TO WITHDRAW FROM THE TEXAS OFFER:

1  COMPLETE THE GREEN NOTICE OF WITHDRAWAL FOLLOWING THE INSTRUCTIONS IN IT.

2. WHEN YOU HAVE COMPLETED THE NOTICE OF WITHDRAWAL, RETURN IT IN THE ENCLOSED REPLY-PAID ENVELOPE AS SOON AS POSSIBLE.

INCREASED OFFER TO PURCHASE DATED 19 MARCH 1998

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

WHEN CONSIDERING WHAT ACTION YOU SHOULD TAKE, YOU ARE RECOMMENDED IMMEDIATELY TO SEEK YOUR OWN FINANCIAL ADVICE FROM YOUR STOCKBROKER, BANK MANAGER, SOLICITOR, ACCOUNTANT OR OTHER INDEPENDENT FINANCIAL ADVISER AUTHORISED UNDER THE FINANCIAL SERVICES ACT 1986.

If you have sold or otherwise transferred all your Energy Group Securities, please send this document, together with the accompanying documents (but NOT the Revised Form of Acceptance if it is personalised), as soon as possible, to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected for onward transmission to the purchaser or transferee. HOWEVER, SUCH DOCUMENTS SHOULD NOT BE FORWARDED OR TRANSMITTED IN OR INTO CANADA, AUSTRALIA OR JAPAN.

Goldman Sachs International, which is regulated in the United Kingdom by The Securities and Futures Authority Limited, is acting for PacifiCorp Acquisitions and PacifiCorp and for no one else in connection with the Increased Offer and will not be responsible to anyone other than PacifiCorp Acquisitions and PacifiCorp for providing the protections afforded to its customers nor for giving advice in relation to the Increased Offer. Goldman Sachs International is acting through Goldman, Sachs & Co. for the purposes of making the Increased Offer in and into the United States.

--------------------------------------------------------------------------------

                                     [LOGO]

                              INCREASED CASH OFFER

                                       BY

                          GOLDMAN SACHS INTERNATIONAL

                                  ON BEHALF OF

                            PACIFICORP ACQUISITIONS
                    A WHOLLY-OWNED SUBSIDIARY OF PACIFICORP

                                      FOR

                              THE ENERGY GROUP PLC
---------------------------------------------------------

The Initial Offer Period has been extended and now will expire at 10.00 p.m. (London time), 5.00 p.m. (New York City time) on 7 April 1998, unless further extended. At the conclusion of the Initial Offer Period, including any extension thereof, if all the Conditions of the Increased Offer have been satisfied, fulfilled or, where permitted, waived, the Increased Offer will be extended for a Subsequent Offer Period of at least 14 calendar days. Holders of Energy Group Securities will have withdrawal rights during the Initial Offer Period, including any extension thereof, but not during the Subsequent Offer Period.

COMPLETED ACCEPTANCE FORMS SHOULD BE RETURNED AS SOON AS POSSIBLE, BUT, IN ANY EVENT, SO AS TO BE RECEIVED BY NO LATER THAN 10.00 P.M. (LONDON TIME), 5.00 P.M. (NEW YORK CITY TIME) ON 7 APRIL 1998. THE PROCEDURE FOR ACCEPTANCE IS SET OUT ON PAGES 7 TO 9 OF THIS DOCUMENT AND IN THE ACCOMPANYING REVISED ACCEPTANCE FORM.

The Increased Offer is not being made, directly or indirectly, in or into Canada, Australia or Japan, and neither this document nor the Revised Acceptance Forms are to be mailed or otherwise distributed or sent in or into Canada, Australia or Japan.

The Loan Notes to be issued pursuant to the Increased Offer have not been and will not be registered under the United States Securities Act of 1933, as amended, or under any relevant securities laws of any state or district of the United States, will not be the subject of a prospectus under the securities laws of any province of Canada and will not be registered under any relevant securities laws of any other country. The Loan Notes are not being offered, sold or delivered, directly or indirectly, in or into the United States, Canada, Australia or Japan.

This document should be read in conjunction with the Offer Document. The definitions used in that document apply in this document unless the context otherwise requires.

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                   ---------
Letter from the President and Chief Executive Officer of PacifiCorp..............................................          3
Letter from Goldman Sachs International..........................................................................          5
       1.  Introduction..........................................................................................          5
       2.  The Increased Offer...................................................................................          5
       3.  Terms and Conditions of the Increased Offer...........................................................          6
       4.  The Loan Note Alternative.............................................................................          6
       5.  Energy Group Share Schemes............................................................................          6
       6.  Synergies.............................................................................................          6
       7.  United Kingdom taxation...............................................................................          6
       8.  United States federal income taxation.................................................................          7
       9.  Overseas shareholders.................................................................................          7
      10.  Procedure for acceptance of the Increased Offer.......................................................          7
      11.  Rights of withdrawal..................................................................................         10
      12.  Settlement............................................................................................         10
      13.  Previous acceptors of the Offer.......................................................................         11
      14.  Further information...................................................................................         11
      15.  Action to be taken....................................................................................         11

APPENDICES
I          Conditions and Further Terms of the Increased Offer...................................................        I-1
II         Additional Information................................................................................       II-1
III        Synergies associated with acquisition of Peabody......................................................      III-1
IV         Definitions...........................................................................................       IV-1

                          [LOGO]
                                                                   19 March 1998

TO HOLDERS OF ENERGY GROUP SECURITIES AND, FOR INFORMATION ONLY, TO PARTICIPANTS IN THE ENERGY GROUP SHARE SCHEMES

Dear Shareholder or ADS holder

    INCREASED CASH OFFER ON BEHALF OF PACIFICORP ACQUISITIONS FOR THE ENERGY
GROUP

    On 13 June 1997, the boards of PacifiCorp and The Energy Group announced the terms of a recommended cash offer for The Energy Group to be made by Goldman Sachs International on behalf of PacifiCorp Acquisitions. That offer lapsed when it was referred to the UK Monopolies and Mergers Commission (the "MMC") on 1 August 1997. The proposed acquisition of The Energy Group by PacifiCorp was subsequently cleared by the President of the Board of Trade on 19 December 1997.

    On 3 February 1998, the boards of PacifiCorp and The Energy Group announced the terms of a renewed recommended cash offer for The Energy Group of 765 pence for each Energy Group Share (and L30.60 for each Energy Group ADS) to be made by Goldman Sachs International on behalf of PacifiCorp Acquisitions. The terms and conditions relating to that offer were set out in the Offer Document which was posted to Energy Group shareholders on 6 February 1998.

    On 2 March 1998, Texas Utilities Company ("Texas") announced an offer of 810 pence for each Energy Group Share.

    Following that announcement by Texas, on 2 March 1998, PacifiCorp announced an increased cash offer for The Energy Group of 820 pence for each Energy Group Share (and L32.80 for each Energy Group ADS). This Increased Offer values the fully diluted share capital of The Energy Group at approximately L4,347 million. Full details of the Increased Offer are set out in the accompanying letter from Goldman Sachs International.

    PacifiCorp's announcement of the Increased Offer followed the acquisition on 2 March 1998 by PacifiCorp Acquisitions of 45,987,079 Energy Group Shares at a price of 820 pence per share.

    On 3 March 1998, Texas announced that it was increasing its offer to 840 pence for each Energy Group Share.

    The Increased Offer by PacifiCorp Acquisitions represents excellent value and certainty for Energy Group shareholders.

    PacifiCorp has obtained all specific regulatory approvals which it has been seeking and which are conditions to its existing Offer. The US Federal Trade Commission ("FTC") cleared the Offer by terminating the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act (the "US HSR Act") seven months after being notified of the Previous Offer. PacifiCorp's Previous Offer was also cleared by the UK government following a six-month enquiry by the MMC and the UK government.

    Texas' bid, on the other hand, is subject to clearance by the UK Secretary of State for Trade and Industry and certain regulatory bodies.

    Texas' offer is only 20 pence per share (or 2.4 per cent.) higher than PacifiCorp's. It still faces an uncertain regulatory position. PacifiCorp's cash offer of 820 pence per share is certain. The closing date for PacifiCorp's offer is 7 April 1998.

    I would urge you to accept the Increased Offer without delay but, in any event, so that your acceptance is received no later than 10.00 p.m. (London time), 5.00 p.m. (New York City time) on 7 April 1998. The procedure for acceptance is set out on pages 7 to 9 and in the accompanying Revised Acceptance Form.

                                Yours faithfully

                              FREDERICK W. BUCKMAN
              President and Chief Executive Officer of PacifiCorp

                                 [LOGO]

                                                                   19 March 1998

TO HOLDERS OF ENERGY GROUP SECURITIES AND, FOR INFORMATION ONLY, TO PARTICIPANTS IN THE ENERGY GROUP SHARE SCHEMES

Dear Sir/Madam

       INCREASED CASH OFFER ON BEHALF OF PACIFICORP FOR THE ENERGY GROUP

1  INTRODUCTION

    Following the announcement of the Offer on 3 February 1998, the board of PacifiCorp announced on 2 March 1998 an increased cash offer to be made by Goldman Sachs International on behalf of PacifiCorp Acquisitions, a wholly-owned subsidiary of PacifiCorp, for all issued and to be issued Energy Group Securities.

    This letter sets out the terms and conditions of the Increased Offer and should be read in conjunction with the Offer Document dated 6 February 1998.

2  THE INCREASED OFFER

    On behalf of PacifiCorp Acquisitions, we hereby offer to purchase, upon the terms and subject to the Conditions set out or referred to in this document and in the relevant Revised Acceptance Form, all of the Energy Group Securities not already owned by PacifiCorp Acquisitions for 820 pence in cash per Energy Group Share and L32.80 in cash per Energy Group ADS, together with the benefit of the Loan Note Alternative referred to in paragraph 4 below and the right to elect to receive the consideration in US dollars set out in paragraph 15(f) of the letter from Goldman Sachs International in the Offer Document.

    Energy Group Securities which are subject to the Increased Offer will be acquired fully paid and free from all liens, charges, equities, encumbrances and other interests and together with all rights now and hereafter attaching thereto including, without limitation, the right to receive and retain all dividends, interest and other distributions (if any) declared, made or paid on or after 3 February 1998.

    The Increased Offer values the equity of The Energy Group at approximately L4,347 million (assuming the exercise in full of all outstanding options and the vesting of all outstanding awards under the Energy Group Share Schemes). It represents a premium of approximately 7 per cent. to PacifiCorp

Acquisitions' recommended cash offer of 765 pence per Energy Group Share, announced on 3 February 1998 and made on 6 February 1998, a premium of approximately 26 per cent. to the Closing Price of 652 pence per Energy Group Share on 18 December 1997 (the day immediately prior to the clearance of the Previous Offer by the President of the Board of Trade), a premium of approximately 46 per cent. to the Closing Price of 561.5 pence per Energy Group Share on 9 June 1997 (the day before the announcement by the The Energy Group that it was involved in talks with PacifiCorp in relation to the Previous Offer) and a premium of approximately 20 per cent. to the Closing Price of 685.5 pence per Energy Group Share on 23 January 1998 (the last Business Day prior to the commencement of the current offer period).

    TO ACCEPT THE INCREASED OFFER YOU SHOULD RETURN THE RELEVANT REVISED ACCEPTANCE FORM AS SOON AS POSSIBLE AND, IN ANY EVENT, SO AS TO BE RECEIVED BY THE UK RECEIVING AGENT OR THE US DEPOSITARY NO LATER THAN 10.00 P.M. (LONDON
TIME), 5.00 P.M. (NEW YORK CITY TIME) ON 7 APRIL 1998. THE PROCEDURE FOR ACCEPTANCE OF THE INCREASED OFFER IS SET OUT IN PARAGRAPH 10 ("PROCEDURE FOR ACCEPTANCE OF THE INCREASED OFFER") BELOW, IN PARAGRAPHS 9, 10 AND 11 OF PART B OF APPENDIX I IN THE OFFER DOCUMENT AND IN THE ACCOMPANYING REVISED ACCEPTANCE FORM.

3 TERMS AND CONDITIONS OF THE INCREASED OFFER

    The Conditions and further terms of the Increased Offer are set out or referred to in parts A and B of Appendix I below.

4 THE LOAN NOTE ALTERNATIVE

    The Loan Note Alternative will continue to be available to holders of Energy Group Shares (other than persons who are citizens or residents of the United States and certain other overseas shareholders), who validly accept the Increased Offer, on the basis of L1 nominal of Loan Notes for every L1 of cash that they would otherwise receive under the Increased Offer and subject to the same restrictions.

    Goldman Sachs International has advised that based on market conditions on 13 March 1998 (the latest practicable date prior to the publication of this document), in its opinion, if the Loan Notes had then been in issue, the value of each L1 nominal of Loan Notes would have been approximately 98 pence.

    A summary of the terms of the Loan Notes is set out in Appendix II of the Offer Document.

5 ENERGY GROUP SHARE SCHEMES

    The Increased Offer will extend to any fully-paid Energy Group Shares which are unconditionally allotted or issued while the Increased Offer is open for acceptance, including those unconditionally allotted or issued pursuant to the exercise of options or vesting of awards under the Energy Group Share Schemes. Appropriate proposals will be made to participants in the Energy Group Share Schemes in due course.

6 SYNERGIES

    Your attention is drawn to Appendix III below which includes information (including letters from Deloitte & Touche and Goldman Sachs International) relating to PacifiCorp Acquisitions' belief as to the synergies which Peabody is expected to provide to the PacifiCorp Group following the acquisition by PacifiCorp Acquisitions of The Energy Group.

7 UNITED KINGDOM TAXATION

    Your attention is drawn to paragraph 14 of Appendix V ("United Kingdom taxation") of the Offer Document. The confirmation of the Board of the Inland Revenue will be sought that the clearance obtained under section 138 of the Taxation of Chargeable Gains Act 1992 in respect of the Offer remains valid under the terms of the Increased Offer.

8 UNITED STATES FEDERAL INCOME TAXATION

    Your attention is drawn to paragraph 15 of Appendix V ("United States federal income taxation") of the Offer Document.

    ANY HOLDER OF ENERGY GROUP SECURITIES WHO IS IN ANY DOUBT AS TO HIS OWN TAXATION POSITION OR WHO IS SUBJECT TO TAXATION IN ANY JURISDICTION OTHER THAN THE UK OR THE UNITED STATES (OR IN BOTH THE UK AND UNITED STATES) IS STRONGLY RECOMMENDED TO CONSULT HIS INDEPENDENT PROFESSIONAL ADVISER IMMEDIATELY.

9 OVERSEAS SHAREHOLDERS

    The attention of holders of Energy Group Securities who are citizens or residents of jurisdictions outside the UK or the US is drawn to paragraph 8 of Part B of Appendix I ("Overseas shareholders") of the Offer Document and to the relevant provisions of the Revised Acceptance Form.

    The Increased Offer is not being made, directly or indirectly, in or into Canada, Australia or Japan. Persons who are citizens or residents of such jurisdictions may not accept the Increased Offer. Any purported acceptance of the Increased Offer by acceptors who are unable to give the warranty set out in paragraph 11(l) of Part B of Appendix I of the Offer Document will be disregarded.

    The Loan Notes to be issued pursuant to the Loan Note Alternative have not been, and will not be, registered under the Securities Act or under any relevant securities laws of any state or district of the United States and will not be the subject of a prospectus under the securities laws of any province of Canada. In addition, no steps have been taken, or will be taken, to enable the Loan Notes to be offered in Japan in compliance with applicable securities laws of Japan and no prospectus in relation to the Loan Notes has been, or will be, lodged with or registered by the Australian Securities Commission, nor will the Loan Notes be registered under any relevant securities laws of any other country. The Loan Notes are not being offered, sold or delivered, directly or indirectly, in or into the United States, Canada, Australia or Japan.

10 PROCEDURE FOR ACCEPTANCE OF THE INCREASED OFFER

(A) HOLDERS OF ENERGY GROUP SHARES

    The attention of holders of Energy Group Shares is drawn to paragraph 10 of Part B of Appendix I ("Procedures for tendering Energy Group Shares") of the Offer Document and to the relevant provisions of the Revised Form of Acceptance.

    You should note that, if you hold Energy Group Shares in both certificated and uncertificated form (that is, in CREST), you should complete a separate Revised Form of Acceptance for each holding. If you hold Energy Group Shares in uncertificated form, but under different member account IDs, you should complete a separate Revised Form of Acceptance in respect of each member account ID. Similarly, if you hold Energy Group Shares in certificated form, but under different designations, you should complete a separate Revised Form of Acceptance in respect of each designation.

    (I) TO ACCEPT THE INCREASED OFFER

        To accept the Increased Offer, you should complete Box 1 and (if your Energy Group Shares are in CREST) Box 5, and sign Box 6 of the Revised Form of Acceptance in accordance with the instructions printed on it. All holders of Energy Group Shares who are individuals should sign the Revised Form of Acceptance in the presence of a witness, who should also sign Box 6 in accordance with the instructions printed on it.

    (II) TO ELECT FOR THE LOAN NOTE ALTERNATIVE

        To elect for the Loan Note Alternative in respect of some or all of the Energy Group Shares for which you are accepting the Increased Offer, you should complete Box 2 in addition to taking the actions described in paragraph (i) above. The attention of those holders of Energy Group Shares considering accepting the Loan Note Alternative is drawn to paragraph 4 ("The Loan Note Alternative") and paragraph 9 ("Overseas shareholders") of this letter, to paragraphs 4 and 5 of Part B of Appendix I of the Offer Document and to paragraph 15(b) of Appendix V ("United States tax treatment of Loan Notes") of the Offer Document.

    (III) RETURN OF REVISED FORM OF ACCEPTANCE

        TO ACCEPT THE INCREASED OFFER, THE REVISED FORM OF ACCEPTANCE MUST BE COMPLETED AND RETURNED, WHETHER OR NOT YOUR ENERGY GROUP SHARES ARE IN CREST. THE COMPLETED, SIGNED AND (IF YOU ARE AN INDIVIDUAL) WITNESSED REVISED FORM OF ACCEPTANCE, TOGETHER WITH, IF YOUR ENERGY GROUP SHARES ARE NOT IN CREST, THE SHARE CERTIFICATE(S) AND/OR OTHER DOCUMENT(S) OF TITLE FOR YOUR ENERGY GROUP SHARES, SHOULD BE RETURNED BY POST TO NEW ISSUES DEPARTMENT, IRG PLC, PO BOX 166, BOURNE HOUSE, 34 BECKENHAM ROAD, BECKENHAM, KENT BR3 4TH, OR BY HAND, DURING NORMAL BUSINESS HOURS ONLY, TO IRG PLC, 23 IRONMONGER LANE, LONDON EC2 OR BY POST OR BY HAND TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, C/O SHAREHOLDER COMMUNICATIONS CORPORATION, 17 STATE STREET, 24TH FLOOR, NEW YORK, NY 10004, MARKED FOR THE ATTENTION OF "TENDERS AND EXCHANGES", AS SOON AS POSSIBLE BUT, IN ANY EVENT, SO AS TO BE RECEIVED NO LATER THAN 10.00 P.M. (LONDON TIME), 5.00 P.M. (NEW YORK CITY
    TIME) ON 7 APRIL 1998. A reply-paid envelope is enclosed for your convenience and may be used by holders of Energy Group Shares for returning Revised Forms of Acceptance within the UK and the US only. The instructions printed on the Revised Form of Acceptance shall be deemed to form part of the terms of the Increased Offer.

        Any Revised Form of Acceptance received in an envelope postmarked in Canada, Australia or Japan or otherwise appearing to PacifiCorp Acquisitions or its agents to have been sent from Canada, Australia or Japan may be rejected as an invalid acceptance of the Increased Offer. For further information for overseas shareholders, see paragraph 9 ("Overseas shareholders") above and paragraph 8 of Part B of Appendix I ("Overseas shareholders") of the Offer Document.

    (IV) ENERGY GROUP SHARES IN UNCERTIFICATED FORM (THAT IS, IN CREST)

        If your Energy Group Shares are in uncertificated form (that is, if you do not have a paper share certificate because your shares are held in CREST), you should read carefully paragraphs 10(d)-(l) of Part B of Appendix l of the Offer Document, which set out the acceptance procedures for holders of Energy Group Shares in uncertificated form.

        If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action.

    (V) SHARE CERTIFICATES NOT READILY AVAILABLE OR LOST

        If your Energy Group Shares are in certificated form, but your share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, the Revised Form of Acceptance should nevertheless be completed, signed and returned as stated in paragraph (iii) above so as to arrive no later than 10.00 p.m. (London time), 5.00 p.m. (New York City time) on 7 April 1998, together with any share certificate(s) and/or other document(s) of title that you have available, accompanied by a letter stating that the balance will follow. You should then arrange for the relevant share certificate(s) and/or other document(s) of title to be forwarded as soon as possible thereafter. No acknowledgement of receipt of documents will be given. In the case of loss, you should write as soon as possible to Lloyds Bank Registrars, The Causeway, Goring-by-Sea, Worthing, West Sussex BN99 6DA for a letter of indemnity for lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned to New Issues Department, IRG plc, PO Box 166, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH.

    (VI) DEPOSITS OF ENERGY GROUP SHARES INTO, AND WITHDRAWALS OF ENERGY GROUP SHARES FROM, CREST

        Normal CREST procedures (including timings) apply in relation to any Energy Group Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Increased Offer (whether any such conversion arises as a result of a transfer of Energy Group Shares or otherwise). Holders of Energy Group Shares who are proposing so to convert any such shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Increased Offer (in particular, as regards delivery of share certificate(s) and/or other document(s) of title or transfers to an escrow balance as described above) prior to 10.00 p.m. (London time), 5.00 p.m. (New York City time) on 7 April 1998.

(B) HOLDERS OF ENERGY GROUP ADSS

    The attention of holders of Energy Group ADSs is drawn to paragraph 9 of Part B of Appendix I ("Procedures for tendering Energy Group ADSs") of the Offer Document and to the relevant provisions of the Revised Letter of Transmittal.

    To accept the Increased Offer, holders of Energy Group ADSs must complete the Revised Letter of Transmittal in accordance with the instructions printed on it. The completed Revised Letter of Transmittal should be sent in the accompanying reply-paid envelope or delivered by hand together with the required signature guarantees and any other required documents to the US Depositary at one of its addresses set forth on the back cover of this document and the Energy Group ADRs must be either received by the US Depositary at one of such addresses or delivered in accordance with paragraph 9 of Part B of Appendix I referred to above.

(C) VALIDITY OF ACCEPTANCES

    Subject to the City Code, PacifiCorp Acquisitions reserves the right to treat as valid in whole or in part any acceptance of the Increased Offer which is not entirely in order or which is not accompanied (as applicable) by the relevant transfer to escrow or the relevant share certificate(s) and/or other documents of title or which is received by it in a form or at a place or places other than as set out in this document or the Revised Acceptance Form. In that event, no payment of cash or issue of Loan Notes under the Increased Offer will be made until after (as applicable) the relevant transfer to escrow has settled or the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to PacifiCorp Acquisitions have been received.

(D) GENERAL

    No acknowledgement of receipt of Revised Acceptance Forms, share certificates, Energy Group ADSs or other documents of title will be given.

    If you are in any doubt as to the procedures for acceptance, please contact the UK Receiving Agent, New Issues Department, IRG plc, by telephone on 0181 639 2166 or at PO Box 166, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH or the US Depositary, Continental Stock Transfer & Trust Company on 1-800 733 8481 ext 475 or c/o Shareholder Communications Corporation, 17 State Street, 24th Floor, New York, NY 10004, Attn. Tenders & Exchanges. You are reminded that, if you are a CREST sponsored member, you should contact your CREST sponsor before taking any action.

11 RIGHTS OF WITHDRAWAL

    With certain exceptions pursuant to an SEC exemptive order, the Increased Offer is subject to the US tender offer rules applicable to securities registered under the Exchange Act, as well as to the City Code. This has necessitated a number of changes from the procedures which normally apply to offers for UK companies, including those applicable to the rights of holders of Energy Group Securities to withdraw their acceptance of an offer.

    Under the Increased Offer, holders of Energy Group Securities will be able to withdraw their acceptances at any time prior to the Initial Closing Date and in certain other circumstances. The Increased Offer will not be deemed to have been validly accepted in respect of any Energy Group Securities which have been withdrawn.

    However, the Increased Offer may be accepted again in respect of the withdrawn Energy Group Securities by following one of the procedures described in paragraph 10 of this letter ("Procedure for acceptance of the Increased Offer") above at any time prior to the expiry or lapse of the Increased Offer.

    Further details of these rights of withdrawal and the procedure for effecting withdrawals are set out in paragraph 3 of Part B of Appendix I ("Rights of withdrawal") of the Offer Document.

12 SETTLEMENT

(A) DATE OF PAYMENT

    The settlement procedure with respect to the Increased Offer will be consistent with UK practice, which differs from the US tender offer rules in certain material respects, particularly with regard to the date of payment.

    Subject to the satisfaction, fulfilment or, where permitted, waiver of all of the Conditions, settlement to accepting holders of Energy Group Shares and accepting holders of Energy Group ADSs or other designated agents will be effected:

    (i) in the case of acceptances received complete in all respects by the Initial Closing Date within 14 calendar days of such date; or

    (ii) in the case of acceptances received complete in all respects after such date, but while the Increased Offer remains open for acceptance, within 14 calendar days of such receipt.

(B) ENERGY GROUP SHARES IN UNCERTIFICATED FORM (THAT IS, IN CREST)

    Where an acceptance relates to Energy Group Shares in uncertificated form,
(i) the cash consideration to which accepting holders of Energy Group Shares are entitled will be paid by means of CREST by PacifiCorp Acquisitions procuring the creation of an assured payment obligation in favour of the accepting shareholders' payment bank in respect of the cash consideration due, in accordance with the CREST assured payment arrangement; and (ii) definitive certificates for any Loan Notes to which the accepting holder of Energy Group Shares is entitled will be despatched by post (or by such other method as may be approved by the Panel).

    PacifiCorp Acquisitions reserves the right to settle all or any part of the cash consideration referred to above, for all or any accepting shareholders(s), in the manner referred to in paragraph (c) below, if, for any reason, it wishes to do so.

(C) ENERGY GROUP SHARES IN CERTIFICATED FORM AND ENERGY GROUP ADSS

    Where an acceptance relates to Energy Group Shares in certificated form or Energy Group ADSs evidenced by Energy Group ADRs, cheques for cash due and, where applicable, definitive certificates for any Loan Notes will be despatched by post (or by such other method as may be approved by the Panel).

(D) LAPSING OF THE INCREASED OFFER

    If the Conditions are not satisfied, fulfilled or, where permitted, waived,
(i) in respect of Energy Group Shares in certificated form and Energy Group ADSs, the relevant share certificate(s) and/or other documents of title will be returned by post (or by such other method as may be approved by the Panel) within 14 days of the Increased Offer lapsing and (ii) in respect of Energy Group Shares in uncertificated form (that is, in CREST) IRG plc will, immediately after the lapsing of the Increased Offer (or within such longer period as the Panel may permit, not exceeding 14 days of the lapsing of the Increased Offer), give TFE instructions to CRESTCo to transfer all relevant Energy Group Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Increased Offer to the original available balances of the holders of Energy Group Shares concerned.

(E) GENERAL

    All documents and remittances sent by, to, or from holders of Energy Group Securities or their appointed agents will be sent at their own risk.

    All mandates and other instructions in force relating to holdings of Energy Group Securities will, unless and until revoked, continue in force in relation to payments of principal and interest under the Loan Notes.

13 PREVIOUS ACCEPTORS OF THE OFFER

    If you have already accepted the Offer, you will be deemed to have accepted the Increased Offer. You need to take no further action (assuming your Form(s) of Acceptance is/are valid in all respects) unless you wish to amend the number of Energy Group Shares in respect of which you originally elected for the Loan Note Alternative, in which case the Revised Acceptance Form should be clearly marked with the words "Amended Acceptance" on the front page and otherwise completed and delivered as described above.

14 FURTHER INFORMATION

    Your attention is drawn to the Offer Document, Appendix I to this document (which contains or refers to the Conditions and further terms of the Increased Offer) and to the other Appendices to this document (which contain important information in connection with the Increased Offer and form part of this document) and to the accompanying Revised Acceptance Form.

15 ACTION TO BE TAKEN

    YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED REVISED FORM OF ACCEPTANCE OR REVISED LETTER OF TRANSMITTAL (AS APPROPRIATE) AS SOON AS POSSIBLE, BUT IN ANY EVENT SO AS TO ARRIVE BY NO LATER THAN 10.00 P.M. (LONDON
TIME), 5.00 P.M. (NEW YORK CITY TIME) ON 7 APRIL 1998.

                                Yours faithfully
                        for Goldman Sachs International
                                Richard A. Sapp
                               Managing Director

                                   APPENDIX I
              CONDITIONS AND FURTHER TERMS OF THE INCREASED OFFER
                                     PART A

CONDITIONS OF THE INCREASED OFFER

    The Increased Offer will be subject to the Conditions of the Offer set out in Part A of Appendix I to the Offer Document, except that:

(a) the Acceptance Condition (Condition (a)) shall be read as if the reference to "9 March 1998" were "7 April 1998"; and

(b) Condition (c) has been satisfied.

                                     PART B

FURTHER TERMS OF THE INCREASED OFFER

    The Increased Offer is, except as varied or otherwise provided in this document or in the Revised Acceptance Form, made on the same terms as the Offer, as more particularly set out in Part B of Appendix I of the Offer Document and the Acceptance Form, as if the same were set out in this document and the Revised Acceptance Form in full, except that:

(a) paragraph 1(b) of Part B of Appendix I of the Offer Document shall read as if the reference to "24 March 1998" were "25 April 1998";

(b) paragraph 1(c) of Part B of Appendix I of the Offer Document shall read as if both references to "7 April 1998" were "9 May 1998"; and

(c) paragraph 1(c) of Part B of Appendix I of the Offer Document shall read as if the reference to "28 April 1998" were "30 May 1998."

    References or deemed references to the Offer in the Offer Document shall be construed as references to the Increased Offer, unless the context otherwise requires. References or deemed references to the Acceptance Form in the Offer Document shall be construed as references to both or either of the Revised Acceptance Form enclosed with this document and the Acceptance Form enclosed with the Offer Document.

    The Increased Offer constitutes, for the purposes of and as contemplated in paragraph 6 of Part B of Appendix I to the Offer Document, a revision of the Offer.

    The Increased Offer is made on 19 March 1998 and is capable of acceptance from and after that time until 10.00 p.m. (London time), 5.00 p.m. (New York City time) on 7 April 1998. The Increased Offer is being made by means of this document and the Revised Acceptance Form.

                                  APPENDIX II
                             ADDITIONAL INFORMATION

1  INTRODUCTION

    This document should be read in conjunction with the Offer Document dated 6 February 1998.

2  RESPONSIBILITY

    The directors of PacifiCorp Acquisitions, whose names are set out in paragraph 3 below, accept responsibility for the information contained in this document other than information relating to The Energy Group, the TEG Group and the directors of The Energy Group and their immediate families. To the best of the knowledge and belief of the directors of PacifiCorp Acquisitions (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

3  DIRECTORS

    The directors of PacifiCorp Acquisitions are:

Frederick W. Buckman                   - Chairman
Richard T. O'Brien                     - Chief Financial Officer
William E. Peressini                   - Deputy Chief Financial Officer
Dennis P. Steinberg
Verl R. Topham
Thomas J. Imeson
Michael J. Pittman

4  MATERIAL CHANGES

    Save as provided in this document, the directors of PacifiCorp Acquisitions are not aware of any material change in the information for which they are responsible contained in the Offer Document.

5  STOCK EXCHANGE QUOTATIONS

    The following table shows the Closing Price for Energy Group Shares and the closing sale price on the New York Stock Exchange for Energy Group ADSs on the first dealing day of each of the six months immediately prior to the date of this document, on 23 January 1998 (the last Business Day before the commencement of the Offer period) and on 13 March 1998 (the latest practicable date prior to the publication of this document).

                                                                                 ENERGY GROUP     ENERGY
                                                                                    SHARES        GROUP
DATE                                                                               (PENCE)         ADSS
------------------------------------------------------------------------------  --------------  ----------
                                                                                                   ($)
1 October 1997................................................................            6521/2         4113/16
3 November 1997...............................................................            6111/2         4013/16
1 December 1997...............................................................            6341/2         429/16
2 January 1998................................................................            677(xd)         441/2
23 January 1998...............................................................            6851/2         453/8
2 February 1998...............................................................            754           495/16
2 March 1998..................................................................            8051/2         541/2
13 March 1998.................................................................            8371/2         553/4

Energy Group Shares have been listed and traded on the London Stock Exchange and Energy Group ADSs have been listed and traded on the New York Stock Exchange since 24 February 1997. The following table sets out, for the periods indicated,
(i) the reported closing highest and lowest mid-price quotations for Energy Group Shares on the London Stock Exchange as derived from the Daily Official List of the London Stock Exchange and (ii) the high and low closing sales prices for Energy Group ADSs on the New York Stock Exchange as obtained from the New York Stock Exchange. Each Energy Group ADS represents four Energy Group Shares. For current price information, holders of Energy Group Shares and Energy Group ADSs are urged to consult publicly available sources.

                                                           ENERGY GROUP            ENERGY GROUP
                                                          SHARES (PENCE)             ADSS ($)
                                                      ----------------------  ----------------------
PERIOD                                                   HIGH        LOW         HIGH        LOW
-------------------------                             ----------  ----------  ----------  ----------
24 February to 31 March    (1st quarter)                     5681/2        4661/2         361/8         291/4
  1997 inclusive
1 April to 30 June 1997    (2nd quarter)                     648         486          423/4         313/8
  inclusive
1 July to 30 September     (3rd quarter)                     6581/2        617         43  /16         391/4
  1997 inclusive
1 October to 31 December   (4th quarter)                     6791/2        606         45 /16         401/4
  1997 inclusive
1 January to 13 March      (1st quarter)                     839         676          553/4         4313/16
  1998 inclusive

6  SHAREHOLDINGS AND DEALINGS IN ENERGY GROUP SECURITIES

    In this paragraph:

    "DISCLOSURE PERIOD" means the period commencing 26 January 1997 (the date 12 months prior to the commencement of the Offer period) and ending on 13 March 1998 (the latest practicable date prior to the publication of this document);

    "RELEVANT SECURITIES" means Energy Group Securities, including any securities convertible into, rights to subscribe for, or options (including traded options) in respect of, or derivatives referenced to, such Energy Group Securities;

    "ARRANGEMENT" includes indemnity or option arrangements, and any agreement or understanding, formal or informal, of whatever nature which may be an inducement to deal or refrain from dealing; and

    "ASSOCIATE" means, in relation to The Energy Group, any member of the TEG Group and any associated company of any member of the TEG Group, their banks and financial and other professional advisers (including stockbrokers), including persons controlling, controlled by or under the same control as such banks or financial or other professional advisers, their directors and such directors' close relatives and related trusts and their pension funds.

    In accordance with normal UK practice, PacifiCorp Acquisitions or its nominees or brokers (acting as agents for PacifiCorp Acquisitions) or a subsidiary of PacifiCorp (other than PacifiCorp Acquisitions) may make certain purchases of Energy Group Securities outside the United States during the period in which the Increased Offer remains open for acceptance, and affiliates of Goldman Sachs International and Morgan Stanley will continue to act as market makers and principal traders for Energy Group Shares on the London Stock Exchange, pursuant to relief granted by the SEC staff from Rule 10b-13 under the Exchange Act. In accordance with the terms of this relief, among other things,
(i) such purchases may
not be effected within the United States, (ii) information regarding such purchases must be disclosed in the United States by press release to the extent disclosure is required pursuant to the City Code, and (iii) PacifiCorp Acquisitions and any such other persons must comply with any applicable rules of UK regulatory organisations.

    The following are details of holdings as at the close of business on 13 March 1998 (being the latest practicable date prior to the publication of this document) and of dealings during the disclosure period:

(a) PacifiCorp Acquisitions acquired 45,987,079 Energy Group Shares on 2 March 1998 at a price of 820 pence per share;

(b) the following persons presumed to be acting in concert with PacifiCorp Acquisitions owned or controlled the following Energy Group Securities:

                                                      NUMBER OF ENERGY GROUP       TYPE OF ENERGY GROUP
NAME                                                        SECURITIES                  SECURITIES
---------------------------------------------------  -------------------------  --------------------------
Goldman, Sachs & Co................................              100,500        Energy Group Shares
Discretionary customer accounts

Goldman, Sachs & Co................................              114,956        Energy Group ADSs
Discretionary customer accounts

(c) the following aggregate dealings for value in Energy Group Securities by persons presumed to be acting in concert with PacifiCorp Acquisitions have taken place during the disclosure period in addition to those already disclosed in the Offer Document:

                              ENERGY GROUP SHARES

                                                                                                  NUMBER OF RELEVANT
                                                                                                     ENERGY GROUP
NAME                                                          NATURE OF TRANSACTION     DATE          SECURITIES
-----------------------------------------------------------  -----------------------  ---------  --------------------
PacifiCorp Master Retirement Trust.........................              Sale         2/3/98              241,589
CIN Management.............................................              Sale         2/3/98            6,517,433

                               ENERGY GROUP ADSS

                                                                                                NUMBER OF RELEVANT
                                                                                                   ENERGY GROUP
NAME                                                        NATURE OF TRANSACTION     DATE          SECURITIES
---------------------------------------------------------  -----------------------  ---------  --------------------
Goldman, Sachs & Co. Discretionary customer accounts.....              Sale         10/2/98             89,300

(d) Save as disclosed above or in the Offer Document:

(1) neither PacifiCorp Acquisitions, nor any director of PacifiCorp Acquisitions nor any member of his immediate family or his related trusts, nor any person acting in concert with PacifiCorp Acquisitions, nor, as far as PacifiCorp Acquisitions is aware, any person who prior to the publication of this document committed himself to accept the Increased Offer, owns or controls or (in the case of a director of PacifiCorp Acquisitions) is interested in any relevant securities, nor has any such person (but, in the case of any person who prior to the publication of this document committed himself to accept the Increased Offer, only as far as PacifiCorp Acquisitions is aware) dealt for value in such securities during the disclosure period; and

(2) neither PacifiCorp Acquisitions nor any person acting in concert with PacifiCorp Acquisitions has any arrangement with any person in relation to relevant securities.

7  OTHER INFORMATION

(a) Save as disclosed in this document and the Offer Document, there is no agreement, arrangement or understanding (including any compensation arrangement) between PacifiCorp Acquisitions or any person acting in concert with it for the purposes of the Increased Offer and any of the directors, recent directors, shareholders or recent shareholders of The Energy Group having any connection with or dependence upon, or which is conditional on the outcome of, the Increased Offer.

(b) No proposal exists in connection with the Increased Offer for any payment or other benefit to be made or given by PacifiCorp Acquisitions or any person acting in concert with it for the purpose of the Increased Offer to any director of The Energy Group as compensation for loss of office or as consideration for or in connection with his retirement from office.

(c) There is no agreement, arrangement or understanding whereby the beneficial ownership of any of the Energy Group Securities to be acquired pursuant to the Increased Offer will be transferred to any other person.

(d) Goldman Sachs International has given and not withdrawn its consent to the issue of this document with the references to its name, including the reference to its valuation of the Loan Notes and its letter on the synergies associated with the acquisition of Peabody reproduced herein, in the form and context in which it appears. Goldman Sachs International is regulated in the United Kingdom by The Securities and Futures Authority Limited.

(e) Deloitte & Touche has given and not withdrawn its consent to the issue of this document with the references to its name, including its letter on the synergies associated with the acquisition of Peabody reproduced herein, in the form and context in which it appears.

(f) Save as disclosed in this document and the Offer Document, there has been no material change in the financial or trading position of PacifiCorp since 31 December 1996 or, as far as PacifiCorp Acquisitions is aware, the financial or trading position of The Energy Group since 31 March 1997.

(g) Goldman Sachs International is satisfied that financial resources necessary to implement the Increased Offer in full are available to PacifiCorp Acquisitions.

(h) Save as disclosed in this document, there have been no material changes in the information previously published by or on behalf of PacifiCorp Acquisitions during the offer period for which the directors of Pacificorp Acquisitions are responsible.

8  FINANCING OF INCREASED OFFER

    PacifiCorp Acquisitions funded the purchase price of L377 million for its purchase of 45,987,079 Energy Group Shares with funds obtained from the existing cash balances of PGHC. PacifiCorp Acquisitions estimates that the total amount of funds necessary to purchase pursuant to the Increased Offer all remaining Energy Group Securities that are outstanding, and to pay estimated fees and expenses of the Increased Offer including the costs of any proposals made to participants in the Energy Group Share

Schemes, will be approximately L4,052 million. The funds needed for these purposes will principally come from existing cash balances of PGHC and from the proceeds of borrowings under the three bank credit facilities described in paragraph 10 ("Financing arrangements") of Appendix V of the Offer Document, as those credit facilities have been modified as described in the following paragraph.

    Pursuant to a letter agreement dated 3 March 1998, the PacifiCorp Acquisitions Facility has been amended to increase the term loan commitment to L2,350 million, decrease the revolving loan commitment to L375 million, and increase the amount of such facility that may be used to acquire Energy Group Securities from L1,820 million to L2,035 million. Pursuant to an agreement dated 3 March 1998, the EnergyCo Facility has been amended to increase the term loan commitment from $1,500 million (or the sterling equivalent) to $1,600 million (or the sterling equivalent). Up to L303 million of the amount available for the acquisition of Energy Group Securities under the PacifiCorp Acquisitions Facility is, subject to certain conditions, available for drawdown for that purpose before all the Conditions of the Increased Offer have been satisfied, fulfilled or, where permitted, waived. The lenders under the PacifiCorp Acquisitions Facility, the Powercoal Facility and the EnergyCo Facility have each given their consent to the Increased Offer.

9  DOCUMENTS AVAILABLE FOR INSPECTION

    Copies of the documents listed below may be inspected at the offices of Linklaters & Paines, One Silk Street, London EC2Y 8HQ (such address also being the registered office of PacifiCorp Acquisitions) during usual business hours on any weekday (Saturdays, Sundays and public holidays excepted) whilst the Increased Offer remains open for acceptance:

         (i) the documents referred to in paragraph 18 of Appendix V of the Offer Document:

        (ii) the valuation of the Loan Notes by Goldman Sachs International referred to on page 6 of this document;

        (iii) documentation relating to the financing of the Increased Offer detailed in paragraph 8 of Appendix II of this document;

        (iv) this document;

        (v) the respective letters of Deloitte & Touche and of Goldman Sachs International on the synergies associated with the acquisition of Peabody; and

        (vi) the written consents referred to in paragraphs 7(d) and 7(e) of Appendix II of this document.

                                  APPENDIX III

                SYNERGIES ASSOCIATED WITH ACQUISITION OF PEABODY

    On 16 February 1998, a press announcement was released on behalf of PacifiCorp Acquisitions which included the following statement regarding synergies, in relation to the Peabody assets, which PacifiCorp Acquisitions believed would arise from the proposed combination between PacifiCorp and The Energy Group:

    "THE PEABODY ASSETS ARE A KEY PART OF THE PACIFICORP'S PROPOSED COMBINATION WITH TEG. PACIFICORP PLACES VALUE ON THE SIGNIFICANT SYNERGIES PEABODY PROVIDES, INCLUDING ONGOING OPPORTUNITIES FOR GROWTH THROUGH INTEGRATION, RATIONALISATION AND RESTRUCTURING OF PEABODY'S LARGE PORTFOLIO OF COAL ASSETS, AND ADMINISTRATIVE SAVINGS."

    PacifiCorp Acquisitions has carried out a review of the synergies that may be expected to arise from the integration of Peabody within PacifiCorp Group's US operations. It believes that the benefits will arise principally in the following ways, in ascending order:

- the business combination will permit the elimination of duplicate costs, particularly in head office and administrative functions;

-  savings are expected to arise from the implementation of best practice; and

- PacifiCorp will be able to exploit its skills in energy trading and power generation for the benefit of Peabody.

    This statement has been reviewed by Deloitte & Touche and Goldman Sachs International and copies of their respective letters of 19 March 1998 to PacifiCorp Acquisitions are set out on the following pages.

                                     III-1

               [LOGO]

The Directors
PacifiCorp Acquisitions
700 NE Multnomah
Portland
Oregon 93232-4116
USA

The Directors
Goldman Sachs International
133 Peterborough Court
London EC4A 2BB

                                                                   19 March 1998

Dear Sirs

OFFER FOR THE ENERGY GROUP PLC

    We refer to the following statement made by PacifiCorp Acquisitions (the "Company"), for which the directors of the Company are solely responsible, which was included in a press release issued on behalf of the Company on 16 February 1998:

    "THE PEABODY ASSETS ARE A KEY PART OF THE PACIFICORP'S PROPOSED COMBINATION WITH TEG. PACIFICORP PLACES VALUE ON THE SIGNIFICANT SYNERGIES PEABODY PROVIDES, INCLUDING ONGOING OPPORTUNITIES FOR GROWTH THROUGH INTEGRATION, RATIONALISATION AND RESTRUCTURING OF PEABODY'S LARGE PORTFOLIO OF COAL ASSETS, AND ADMINISTRATIVE SAVINGS."

    In accordance with the instructions of the Company and Rule 19.1 of the City Code on Takeovers and Mergers, we have reviewed and undertaken certain test procedures relating to the Company's estimate of the expected synergy benefit, as detailed above.

    We have discussed the above statement, together with the relevant underlying plans of the PacifiCorp group, with those PacifiCorp officers and employees who developed the plans and with the directors of the Company.

    We do not express any opinion as to the achievability of the benefits identified by the Company in the statement.

    On the basis of the foregoing, we report that in our opinion the above statement by the Company, in the form and context in which it was made, was made with due care and consideration.

                                   Yours faithfully
                                   Deloitte & Touche

                   [LOGO]

                                     III-2

                           [LOGO]

The Directors
PacifiCorp Acquisitions
700 NE Multnomah
Portland
Oregon 93232-4116
USA

                                                                   19 March 1998

Dear Sirs

OFFER FOR THE ENERGY GROUP PLC

    We refer to the following statement made by the PacifiCorp Acquisitions (the "Company"), for which the directors of the Company are solely responsible, which was included in a press release issued on behalf of the Company on 16 February 1998:

    "THE PEABODY ASSETS ARE A KEY PART OF THE PACIFICORP'S PROPOSED COMBINATION WITH TEG. PACIFICORP PLACES VALUE ON THE SIGNIFICANT SYNERGIES PEABODY PROVIDES, INCLUDING ONGOING OPPORTUNITIES FOR GROWTH THROUGH INTEGRATION, RATIONALISATION AND RESTRUCTURING OF PEABODY'S LARGE PORTFOLIO OF COAL ASSETS, AND ADMINISTRATIVE SAVINGS."

    We have discussed the above statement, together with the relevant underlying plans of the PacifiCorp group, with those PacifiCorp officers and employees who developed the plans and with the directors of the Company.

    We do not express any opinion as to the achievability of the benefits identified by the Company in the statement.

    In giving the confirmation set out in this letter, we have reviewed the work carried out by Deloitte & Touche and have discussed with them the conclusions stated in their letter of even date herewith.

    On the basis of the foregoing, we consider that the above statement by the Company, in the form and context in which it was made, was made with due care and consideration.

                                Yours faithfully
                        for Goldman Sachs International
                                Richard A. Sapp
                               Managing Director

                                     III-3

                                  APPENDIX IV

                                  DEFINITIONS

    The following definitions apply throughout this document and the accompanying Revised Acceptance Form, unless the context otherwise requires:

"DGFT"                         Director General of Fair Trading

"INCREASED OFFER"              the increased offer made by Goldman Sachs International on behalf of PacifiCorp Acquisitions to acquire Energy Group
                               Securities as set out in this document including, where the context permits and/or requires, the Loan Note Alternative and any subsequent revision, variation, extension or renewal of such offer or such alternative

"OFFER"                        the Offer (as defined in the Offer Document)

"OFFER DOCUMENT"               the offer document sent by Goldman Sachs International on
                               behalf of PacifiCorp Acquisitions to Energy Group
                               Shareholders on 6 February 1998

"REVISED ACCEPTANCE FORM"      with respect to Energy Group Shares only, the Revised Form of
                               Acceptance and, with respect to holders of Energy Group ADSs only, the Revised Letter of Transmittal and Notice of
                               Guaranteed Delivery

"REVISED FORM OF ACCEPTANCE"   the form of acceptance, election and authority relating to the Increased Offer, accompanying this document, for use by holders of Energy Group Shares (but not by holders of Energy
                               Group ADSs)

"REVISED LETTER OF             the revised letter of transmittal relating to the Increased
TRANSMITTAL                    Offer, accompanying this document, for use by holders of
                               Energy Group ADSs

    Unless otherwise stated or the context otherwise requires, the definitions used in the Offer Document shall apply in this document and in the accompanying Revised Acceptance Form.

                 ACCEPTANCES IN RESPECT OF ENERGY GROUP SHARES

    Duly completed Revised Forms of Acceptance, accompanied by certificates in respect of Energy Group Shares and/or other documents of title, should be delivered to the UK Receiving Agent or the US Depositary at one of the addresses set out below.

    The UK Receiving Agent for the Increased Offer is:

                             New Issues Department,
                                    IRG plc

                             For Information Call:
                                 0181 639 2166

                   By Mail:                                         By Hand:
                  PO Box 166,                                  23 Ironmonger Lane
                 Bourne House                                      London EC2
               34 Beckenham Road
                   Beckenham
                 Kent BR3 4TH

                  ACCEPTANCES IN RESPECT OF ENERGY GROUP ADSS

    Manually signed facsimile copies of the Revised Letter of Transmittal will be accepted. The Revised Letter of Transmittal, Energy Group ADRs and any other required documents should be sent or delivered by each holder of Energy Group ADSs or his broker, dealer, commercial bank, trust company or other nominee to the US Depositary at one of its addresses set out below.

    The US Depositary for the Increased Offer is:

                   Continental Stock Transfer & Trust Company

                             For Information Call:
                            1-800 733 8481 ext. 475
                            Facsimile Transmission:
                        (for Eligible Institutions Only)
                                 (212) 248-8495

                   By Mail:                               By Hand or Overnight Courier:
         Continental Stock Transfer &                     Continental Stock Transfer &
                 Trust Company                                    Trust Company
        c/o Shareholder Communications                   c/o Shareholder Communications
                  Corporation                                      Corporation
          17 State Street, 24th Floor                      17 State Street, 24th Floor
              New York, NY 10004                               New York, NY 10004
           Attn: Tenders & Exchanges                        Attn: Tenders & Exchanges

                             ADDITIONAL INFORMATION

    Any questions or requests for assistance or additional copies of the Increased Offer to Purchase, the Revised Letter of Transmittal and the Notice of Guaranteed Delivery or the Revised Form of Acceptance may be directed to Goldman Sachs International, the Dealer Manager or the Information Agent at their respective addresses and telephone numbers listed below, or to the US Depositary or the UK Receiving Agent at their respective addresses and telephone numbers mentioned above. You may also contact your local broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Increased Offer.

    The Information Agent for the Increased Offer is:

                     Shareholder Communications Corporation
                                17 State Street
                                   27th Floor
                            New York, New York 10004
                    Call Toll Free: 1-800-733-8481, ext. 475

    The Increased Offer is being made on behalf of PacifiCorp Acquisitions by:

                          Goldman Sachs International
                               Peterborough Court
                                133 Fleet Street
                                London EC4A 2BB
                                 0171 774 1000

    The Dealer Manager for the Increased Offer is:

                              Goldman, Sachs & Co.
                                85 Broad Street
                                    New York
                                 New York 10004
                      (212) 902 1000 within New York City
                1-800-323-5678 (Toll Free) outside New York City

                       Printed by MERRILL BURRUPS B432267
Frankfurt, Hong Kong, London, Luxembourg, New York, Paris, Tokyo and Washington
                                      D.C.